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                                                                      EXHIBIT 99





                                  Contact:    James F. Leary
                                              Vice Chairman, Finance
                                              (214) 965-6011
                                              or
                                              Robert D. Idzi
                                              Senior Executive VP & CFO
                                              (214) 965-6002

FOR IMMEDIATE RELEASE:  October 16, 1997

       SEARCH FINANCIAL REPORTS MANAGEMENT CHANGES AND OVERHEAD REDUCTIONS

DALLAS, Texas -- Search Financial Services Inc. today announced that, as part of an overall program to reduce ongoing overhead expenses, Anthony J. Dellavechia has stepped down as president and COO of Search. In addition, Andy Tenney, 66, executive vice president - operations, retired, and Joe Dorman, formerly senior vice president, marketing, left the company, along with other administrative personnel. Also, Search had planned to maintain a regional center in the prior MS headquarters in Jackson, Mississippi, plus a collection center in Mobile. In an effort to further reduce overhead, these two centers are being closed and their operations transferred to Dallas, where there currently exists an infrastructure to service the assets. Total personnel cuts including Jackson, Mobile, and Dallas headquarters approximate 83 personnel at a cost savings of approximately $3.5 to $4 million per year. Search's chairman and CEO, George C. Evans, will assume the position of president, which he formerly held.

In making the announcement, Mr. Evans noted that president and COO was a new position in the company's organizational structure created earlier this year in anticipation of Search's acquisition of MS Financial, Inc. ("MS") and other
anticipated large acquisitions.   However, unexpected regulatory delays in the
completion of the MS acquisition prevented Search from pursuing additional acquisition opportunities that had been projected to produce revenues to offset Search's overhead expenses that had been built up in expectation of a more rapid expansion/growth pace.

"By the time the MS acquisition was finalized, MS' servicing portfolio was considerably smaller than we originally contemplated it would be at closing and we had missed several other significant acquisition opportunities. These significant reductions in overhead will bring our expense structure more in line with the size of our asset base." Evans said.

                                  -continued-





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Since the closing of the MS acquisition on July 31, 1997, Search has been reducing operating expenses by eliminating staff and facility redundancies created by the merger. Evans stated that during August and September, Search had successfully reduced MS' overhead by approximately 70%. The benefit of the newly implemented expense reductions will not be reflected in earnings reports until future periods and Search currently anticipates that results for the three-month period ended September 30, 1997 will approximate the possible loss of $0.35 per share referenced in the most recent analyst report published by Principal Financial Securities.

         Search Financial Services Inc. is a specialized financial services company engaged in the purchasing, financing, and servicing of nonprime automobile installment loans originated by franchised and independent automobile dealers. Search also engages in direct lending consumer finance operations through its 21 branch offices in seven states and Puerto Rico. Search common shares and its 9%/7% convertible preferred shares are traded on the NASDAQ National Market under the symbols "SFSI" and "SFSIP", respectively.

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